Exhibit 99.1

August 5, 2009	Edward Vallejo Vice President, Investor Relations T: 856-566-4005 edward.vallejo@amwater.com Maureen Duffy Director, Communications T: 856-309-4546 maureen.duffy@amwater.com

AMERICAN WATER REPORTS SECOND QUARTER 2009 RESULTS

•	Net income of $52.0 million or $0.32 per share driven by:

•	Operating revenues increase of 4.0 percent to $612.7 million

•	Successful cost containment

•	Increased third quarter cash dividend payment by 5.0 percent to $0.21 per share

•	Raised $242.3 million through equity offering and completed debt offerings of $360.2 million

VOORHEES, N.J., August 5, 2009 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the second quarter ended June 30, 2009. For the quarter, the company reported operating revenues of $612.7 million, a 4.0 percent increase or $23.3 million over the same period in 2008.

Net income in the second quarter was $52.0 million, or $0.32 per basic and diluted common share, compared with $45.5 million or $0.28 per basic and diluted common share in the second quarter of 2008, an increase of 14.3 percent from one year ago.

“American Water is pleased to announce solid results for another quarter,” said Don Correll, president and CEO of American Water. “These results were achieved despite the wet weather in the Northeast and they reflect our ability to deliver on our core strategies as we manage our costs with discipline. We are making the necessary investments in our infrastructure to deliver high-quality, reliable service and seeking appropriate returns on those investments. Capping off the quarter, we completed an equity offering of our common stock, further contributing to the financial strength of this company.”

In the second quarter, the company’s Regulated Businesses revenues increased by $28.7 million. The company also received authorizations for additional annualized revenues from general rate cases of $12.5 million, which brings the total for the first half of the year to $17.7 million. The company also filed rate applications during the second quarter in the states of Indiana, Iowa, Ohio, Pennsylvania, Maryland and Illinois, requesting approximately $182.6 million in increased annualized revenues. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. As of July 31, 2009, the company was awaiting final orders for general rate cases in 10 states, requesting $258.1 million in total additional annual revenues.

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The increase in regulated revenues was achieved despite wet weather in the Northeast. For the company as a whole, total volume of water sold decreased 5.5 percent for the quarter ended June 30, 2009, or 5.4 billion gallons for the same period in 2008, resulting in an estimated reduction of $24.0 million in revenues, approximately $12.6 million in net income, or $0.08 per basic and diluted common share.

The company’s Non-regulated Businesses’ revenues decreased by $2.8 million or 4.1 percent for the second quarter, compared to the same period in 2008. The decrease was primarily attributable to lower revenues in the Contract Operations Group and Applied Water Management Group, partially offset by an increase in revenues in the Homeowner Services Group, which expanded services into a 16th state during the quarter.

Operating expenses for the three-month period ended June 30, 2009, totaled $455.5 million, an increase of $8.8 million or 2.0 percent over the same period in 2008. This increase was primarily driven by increased operating expenses in our Regulated Businesses of $15.5 million, a result of higher operations and maintenance and depreciation expenses, as well as an increase in general taxes. The Non-regulated Business segment’s operating expenses decreased by $4.4 million, corresponding with its decreased revenues and expense control.

Net cash provided by operating activities for the six months ended June 30, 2009, increased approximately $87.4 million or 61.9 percent to $228.7 million from $141.3 million in the prior year period.

Construction expenditures for the six months ended June 30, 2009, were $400.2 million compared to $426.0 million in the prior year period. The company anticipates investing approximately $800 million in construction and other capital projects in 2009.

“American Water has projects underway across the country to ensure the reliability of the service we provide,” said Correll. “Beyond making these needed investments as part of our commitment to deliver high-quality customer service, infrastructure investment can play an important role in helping the nation’s economic recovery. The U.S. Conference of Mayors estimates that every job created in rebuilding the country’s water systems creates nearly 3.7 jobs elsewhere, and every dollar invested in water infrastructure adds $6.35 to the national economy.”

During the three months ended June 30, 2009, capital resource requirements were met with an equity offering, internally generated cash, commercial paper issuance, debt offerings, and access to bank credit lines. American Water announced the completion of the

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public offering of 29.9 million shares of its common stock, priced at $17.25 per share, on June 10. In the offering, American Water sold 14.5 million shares of common stock, and 15.4 million of the shares were sold by RWE, including shares under the over-allotment option. RWE now owns approximately 46.6 percent of American Water’s outstanding shares of common stock. American Water used the net proceeds of $242.3 million from the equity offering to reduce short-term debt.

The Board of Directors increased American Water’s quarterly cash dividend payment by five percent from $0.20 to $0.21 per share on July 31, 2009. Two more independent board members, Julie A. Dobson and Stephen P. Adik, were appointed during the quarter, bringing the outside independent directors to seven out of a board of 11 members.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charge,” “Basic income per common share excluding impairment charge,” “Diluted net income per common share excluding impairment charge,” and “Operating expenses excluding impairment charge.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to an impairment charge, which has been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Second Quarter 2009 Earnings Conference Call

The second quarter 2009 earnings conference call will take place Thursday, August 6, 2009, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

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Following the earnings conference call, an audio archive of the call will be available through August 13, 2009, by dialing 800-406-7325 (U.S.) and 303-590-3030 (for international callers). The access code for replay is 4120496. The online archive of the webcast will be available through September 3, 2009, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 7,300 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, fluctuations in the value of benefit plan assets and liabilities that could increase our costs and funding requirements, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

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For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues	$612,740	$589,369	$1,162,910	$1,096,184

Operating expenses
Operation and maintenance	330,597	330,576	644,999	641,837
Depreciation and amortization	73,242	67,307	142,085	131,223
General taxes	51,699	49,628	104,196	101,694
Gain on sale of assets	10	(800)	(192)	(870)
Impairment charge	—	—	450,000	750,000

Total operating expenses, net	455,548	446,711	1,341,088	1,623,884

Operating income (loss)	157,192	142,658	(178,178)	(527,700)

Other income (deductions)
Interest, net	(73,688)	(70,066)	(145,667)	(140,034)
Allowance for other funds used during construction	3,575	3,387	6,918	5,928
Allowance for borrowed funds used during construction	1,991	1,725	3,863	3,093
Amortization of debt expense	(1,535)	(1,441)	(3,023)	(2,759)
Other, net	(1,409)	(599)	(295)	550

Total other income (deductions)	(71,066)	(66,994)	(138,204)	(133,222)

Income (loss) before income taxes	86,126	75,664	(316,382)	(660,922)
Provision for income taxes	34,137	30,166	44,708	26,064

Net income (loss)	$51,989	$45,498	$(361,090)	$(686,986)

Basic earnings per common share:	$0.32	$0.28	$(2.23)	$(4.29)

Diluted earnings per common share:	$0.32	$0.28	$(2.23)	$(4.29)

Average common shares outstanding during the period:
Basic	163,229	159,932	161,629	159,966

Diluted	163,301	159,976	161,629	159,966

Dividends per common share	$0.20	$—	$0.40	$—

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	June 30, 2009	December 31, 2008
Cash and cash equivalents	9,012	$9,542
Other current assets	486,693	408,133
Total property, plant and equipment	10,395,692	10,123,928
Total regulatory and other long-term assets	2,298,652	2,690,215

Total Assets	$13,190,049	$13,231,818

Short-term debt	268,751	$479,010
Current portion of long-term debt	97,357	175,822
Other current liabilities	426,679	449,928
Long-term debt	5,006,066	4,648,213
Total regulatory and other long-term liabilities	2,515,810	2,460,872
Contributions in aid of construction	942,623	911,415
Total stockholders’ equity	3,932,763	4,106,558

Total Capitalization and Liabilities	$13,190,049	$13,231,818

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total operating expenses, net	$455,548	$446,711	$1,341,088	$1,623,884
Less: Impairment charge	—	—	450,000	750,000

Total operating expenses excluding impairment charge	$455,548	$446,711	$891,088	$873,884

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number) In thousands
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$51,989	$45,498	$(361,090)	$(686,986)
Add: Impairment charge	—	—	450,000	750,000

Net income excluding impairment charge before associated tax benefit	51,989	45,498	88,910	63,014
Less: Income tax benefit relating to impairment charge	—	—	6,976	11,525

Net income excluding impairment charge	$51,989	$45,498	$81,934	$51,489

Basic earnings per common share excluding impairment charge:	$0.32	$0.28	$0.51	$0.32

Diluted earnings per common share excluding impairment charge:	$0.32	$0.28	$0.51	$0.32

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